Exhibit 5.1
[Letterhead of Marjorie Rawls Roberts, PC]

February 24, 2014
Altisource Asset Management Corporation
402 Strand Street
Frederiksted
St. Croix, U.S. Virgin Islands 00840-9591

Re:    Altisource Asset Management Corporation Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as United States Virgin Islands (“USVI”) counsel to Altisource Asset Management Corporation, a USVI Corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 92,269 shares of the Company’s common stock, par value $0.01 per share, which may be issued under the Company’s 2012 Special Equity Incentive Plan (as the same may be further amended from time to time, the “Plan”, with the shares of stock issued under said Plan referred to herein as the “Shares”).
In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):
A.    the Registration Statement,
B.    the Plan,
C.    the Articles of Incorporation of the Company filed with the Office of the Lieutenant Governor of the USVI, Division of Corporations and Trademarks (the “Division”) on March 15, 2012; Certificate of Incorporation of the Company issued by the Division on March 22, 2012; Certificate of Amendment (Articles of Incorporation) of the Company filed with the Division on March 21, 2012 and approved by the Division on March 29, 2012; Certificate of Amendment (Articles of Incorporation) of the Company filed with the Division on May 4, 2012 and approved by the Division on July 18, 2012; the First Amended and Restated Bylaws of the Company dated October 2, 2012; Consent of the Shareholder of the Company dated October 2, 2012 approving the adoption of said First Amended and Restated Bylaws of the Company; and, Amended and Restated Articles of Incorporation of the Company dated December 3, 2012 and filed with the Division on December 4, 2012, and
D.    the resolutions of the Board of Directors of the Company relating to the approval of the Plan.
We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon the representations and warranties of the Company contained in the Transaction Documents and upon the statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.
Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms stated in the Plan or in the award agreements entered into pursuant thereto, will be validly issued, fully paid and non-assessable.
We express no opinion as to the laws of any jurisdiction other than the securities laws of the United States, and specifically the Securities Act, and the General Corporation Law of the USVI, codified as Chapter 1, Title 13 of the Virgins Islands Code.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Marjorie Rawls Roberts, PC

Marjorie Rawls Roberts, PC